Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2019 Third Quarter Results

•	Revenue was $241.4 Million in Q3 Fiscal 2019 as Previously Announced

•	GAAP Diluted EPS of $0.73 in Q3

•	Reduced Debt by $55 Million in Q3 and $155 Million Year-to-Date From Cash Generation and Divestiture Proceeds

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 7, 2019-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third quarter and nine months ended December 31, 2018.

“In Q3 our business generated solid earnings and cash flow, which was enabled by both our sales diversity across retail channels and continued brand success across our portfolio driven by our long-term brand-building efforts.  These portfolio attributes helped offset the previously announced retailer inventory reductions in Q3, and we expect these drivers of long-term value to continue in our coming fiscal year,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2018

Reported revenues in the third quarter of fiscal 2019 decreased 10.8% to $241.4 million, compared to $270.6 million in the third quarter of fiscal 2018. Revenues decreased 3.1% on an organic basis which excludes the impact related to the divested Household Cleaning segment and foreign currency. The decrease in organic revenues for the quarter was primarily driven by inventory reductions at certain key retailers.

Reported gross profit margin in the third quarter fiscal 2019 was 57.7%, compared to 54.6% for the third quarter of fiscal 2018. The improvement versus the prior year was driven primarily by the divestiture of the Household Cleaning segment and the change in revenue recognition and the timing of related expenses.

Reported net income for the third quarter of fiscal 2019 totaled $38.2 million versus the prior year comparable quarter’s net income of $314.8 million, or $37.3 million in the prior year comparable quarter on a non-GAAP adjusted basis. The prior year period reported results included a benefit from income tax adjustments related to the domestic Tax Cuts and Jobs Act. Diluted earnings per share were $0.73 for the third quarter of fiscal 2019 compared to $5.88 reported for the third quarter of fiscal 2018, or $0.70 in the prior year comparable period on a non-GAAP adjusted basis.

Adjustments to net income in the third quarter of fiscal 2018 included integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments as well as income tax adjustments related to the domestic Tax Cuts and Jobs Act.

Nine Months Fiscal 2019 Ended December 31, 2018

Reported revenues for the first nine months of fiscal 2019 decreased 6.4% to $734.8 million compared to $785.2 million in the first nine months of fiscal 2018. Revenues for the first nine months of fiscal 2019 were driven by continued positive consumption levels across the Company’s core brands, offset by the divestiture of the Household Cleaning segment in the second quarter of fiscal 2019. Organic revenue decreased 0.8% for the first nine months as consumption gains were offset by inventory reductions at certain key retailers, changes in accounting policies around revenue recognition and the timing of related expenses, and the transition of new packaging for the Company’s BC and Goody’s brands.

Reported gross profit margin in the first nine months of fiscal 2019 was 56.8%, compared to 55.4% for the first nine months of fiscal 2018. The gross profit margin improvement versus the same period in the previous year was driven by the positive impact of the divestiture of the Household Cleaning segment, partially offset by the change in accounting policies around revenue recognition and the timing of related expenses, as well as by the expected BC and Goody’s packaging restage.

Reported net income for the first nine months of fiscal 2019 totaled $103.5 million versus the prior year comparable period net income of $379.3 million, with the prior year period including a benefit from income tax adjustments related to the domestic Tax Cuts and Jobs Act. Diluted earnings per share were $1.97 for the first nine months of fiscal 2019 compared to $7.08 per share in the prior year comparable period. Non-GAAP adjusted net income for the first nine months of fiscal 2019 was $108.1 million, an increase over the prior year period’s adjusted net income of $105.3 million. Non-GAAP adjusted earnings per share were $2.06 per share for the first nine months of fiscal 2019 compared to $1.97 per share in the first nine months of fiscal 2018.

Adjustments to net income in the first nine months of fiscal 2019 and fiscal 2018 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, and the related income tax effects of the adjustments. Adjustments to net income in the first nine months of fiscal 2019 also include accelerated amortization of debt origination costs and a gain on divestiture. Adjustments to net income in the first nine months of fiscal 2018 also included income tax adjustments related to the domestic Tax Cuts and Jobs Act.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the third fiscal quarter and nine months of 2019 were $43.3 million and $138.4 million, respectively, compared to $47.1 million and $155.7 million during the same periods a year earlier.

Non-GAAP adjusted free cash flow for the third fiscal quarter of 2019 was $57.2 million, compared to $44.8 million in the prior year comparable quarter. Non-GAAP adjusted free cash flow for the first nine months of fiscal 2019 was $154.9 million, compared to $156.2 million in the prior year comparable quarter. The change in cash flow fiscal year to date was primarily driven by the divestiture of the Company’s Household Cleaning segment.

The Company's net debt position as of December 31, 2018 was approximately $1.8 billion. At December 31, 2018, the Company's covenant-defined leverage ratio was approximately 5.1x. The Company reduced debt by $155 million in the first nine months of fiscal 2019 through a combination of cash generation and approximately $50 million from Household Cleaning segment divestiture proceeds.

Segment Review

North American OTC Healthcare: Segment revenues totaled $216.8 million for the third quarter of fiscal 2019, compared to the prior year comparable quarter's revenues of $225.7 million. The third quarter fiscal 2019 revenue decline was largely attributable to inventory reductions at certain key retailers.

For the first nine months of the current fiscal year, reported revenues for the North American OTC segment were $647.5 million compared to $656.8 million in the prior year comparable period. The first nine months of 2019 were favorably impacted by increased consumption among the majority of core OTC brands, but offset by inventory reductions at certain key retailers, the impacts of a change in accounting policies surrounding revenue recognition and the launch of new BC and Goody’s packaging.

International OTC Healthcare: Segment fiscal third quarter 2019 revenues totaled $24.6 million, compared to $25.7 million reported in the prior year comparable period. Revenues versus the prior year were impacted by unfavorable foreign currency as well as differences in the timing of distributor orders and shipments. Excluding foreign currency effects, International OTC Healthcare revenue for fiscal third quarter 2019 was approximately flat versus prior year.

For the first nine months of the current fiscal year reported revenues for the International OTC Healthcare segment were $67.4 million versus the prior year comparable period’s revenues of $67.6 million attributable to unfavorable foreign currency exchange rates. Excluding foreign currency effects, International OTC Healthcare experienced revenue growth for the first nine months versus the prior year comparable period.

Household Cleaning: As previously announced, the Company sold its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues with no reported revenue in the second or third fiscal quarters of 2019.

Commentary and Outlook for Fiscal 2019

Ron Lombardi, CEO, stated, “We executed against our long-term three-pillar strategy in the third quarter which drove continued strong free cash flow generation from our stable financial profile and allowed us to reduce debt by $55 million in the third quarter and $155 million in the first nine months of the fiscal year. Our results positively benefitted from our long-term brand-building efforts against our leading brands as well as our sales diversity across retail channels, which helped blunt the impact of inventory reductions at certain key retailers late in the quarter. Furthermore, our diversified portfolio of brands helped offset challenging incidence levels which were below our long-term expectations in certain categories.”

“We are reaffirming our recently updated fiscal 2019 outlook for revenue, profitability and cash flow. Our consumer healthcare platform includes a strong and diverse portfolio of brands well positioned for continued long-term growth. We remain focused on the execution of our strategy of brand-building, maintaining a strong financial profile and efficient and disciplined capital allocation and plan to continue using this approach to drive shareholder value over time,” he concluded.

Fiscal 2019 Full-Year Outlook
Revenue	$970 to $975 million
Organic Growth Percentage*	Flat to 0.5%
Adjusted E.P.S.*	$2.75 to $2.78
Adjusted Free Cash Flow*	$200 million or more

Fiscal Q3 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its third quarter results today, February 7, 2019 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 9491727. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 9491727.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "focus," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, earnings per share and free cash flow, the Company’s focus on brand-building, maintaining a strong financial profile and disciplined capital allocation, the Company’s ability to increase shareholder value and the Company’s ability to position itself for long-term success and growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Revenues
Net sales	$241,411	$270,522	$734,719	$784,939
Other revenues	3	93	32	275
Total revenues	241,414	270,615	734,751	785,214

Cost of Sales
Cost of sales excluding depreciation	100,997	121,730	313,713	346,067
Cost of sales depreciation	1,182	1,211	3,708	3,899
Cost of sales	102,179	122,941	317,421	349,966
Gross profit	139,235	147,674	417,330	435,248

Operating Expenses
Advertising and promotion	34,504	35,835	108,657	111,967
General and administrative	20,485	20,820	68,460	63,229
Depreciation and amortization	6,705	7,129	20,545	21,482
Gain on divestiture	—	—	(1,284)	—
Total operating expenses	61,694	63,784	196,378	196,678
Operating income	77,541	83,890	220,952	238,570

Other (income) expense
Interest income	(39)	(119)	(172)	(273)
Interest expense	26,366	25,983	79,509	79,314
Other expense (income), net	218	387	640	(119)
Total other expense	26,545	26,251	79,977	78,922
Income before income taxes	50,996	57,639	140,975	159,648
Provision (benefit) for income taxes	12,829	(257,154)	37,501	(219,609)
Net income	$38,167	$314,793	$103,474	$379,257

Earnings per share:
Basic	$0.74	$5.93	$1.99	$7.14
Diluted	$0.73	$5.88	$1.97	$7.08

Weighted average shares outstanding:
Basic	51,881	53,129	52,119	53,089
Diluted	52,202	53,543	52,431	53,531

Comprehensive income, net of tax:
Currency translation adjustments	(2,020)	4,492	(7,139)	8,327
Unrecognized net gain on pension plans	—	—	—	1
Total other comprehensive (loss) income	(2,020)	4,492	(7,139)	8,328
Comprehensive income	$36,147	$319,285	$96,335	$387,585

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2018	March 31, 2018

Assets
Current assets
Cash and cash equivalents	$24,672	$32,548
Accounts receivable, net of allowance of $13,444 and $12,734, respectively	140,584	140,881
Inventories	120,368	118,547
Prepaid expenses and other current assets	7,553	11,501
Total current assets	293,177	303,477

Property, plant and equipment, net	51,567	52,552
Goodwill	611,956	620,098
Intangible assets, net	2,707,825	2,780,916
Other long-term assets	3,557	3,569
Total Assets	$3,668,082	$3,760,612

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$48,988	$61,390
Accrued interest payable	13,646	9,708
Other accrued liabilities	66,182	52,101
Total current liabilities	128,816	123,199

Long-term debt, net	1,842,288	1,992,952
Deferred income tax liabilities	443,587	442,518
Other long-term liabilities	20,271	23,333
Total Liabilities	2,434,962	2,582,002

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,670 shares at December 31, 2018 and 53,396 shares at March 31, 2018	536	534
Additional paid-in capital	477,872	468,783
Treasury stock, at cost - 1,871 shares at December 31, 2018 and 353 shares at March 31, 2018	(59,928)	(7,669)
Accumulated other comprehensive loss, net of tax	(26,454)	(19,315)
Retained earnings	841,094	736,277
Total Stockholders' Equity	1,233,120	1,178,610
Total Liabilities and Stockholders' Equity	$3,668,082	$3,760,612

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2018	2017
Operating Activities
Net income	$103,474	$379,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,253	25,381
Gain on divestiture	(1,284)	—
Loss on disposal of property and equipment	197	1,510
Deferred income taxes	3,309	(256,850)
Amortization of debt origination costs	4,543	4,746
Excess tax benefits from share-based awards	—	470
Stock-based compensation costs	6,160	6,912
Write-off of indemnification asset	—	704
Lease termination costs	—	214
Other	247	—
Changes in operating assets and liabilities:
Accounts receivable	5,398	(14,073)
Inventories	(11,081)	1,167
Prepaid expenses and other current assets	4,073	18,935
Accounts payable	(12,787)	(11,036)
Accrued liabilities	13,260	(1,033)
Pension and deferred compensation contribution	—	(329)
Other	(1,325)	(303)
Net cash provided by operating activities	138,437	155,672

Investing Activities
Purchases of property, plant and equipment	(7,139)	(9,656)
Acquisition of Fleet escrow receipt	—	970
Proceeds from divestiture	65,912	—
Net cash provided by (used in) investing activities	58,773	(8,686)

Financing Activities
Term loan repayments	(155,000)	(125,000)
Borrowings under revolving credit agreement	45,000	20,000
Repayments under revolving credit agreement	(45,000)	(40,000)
Proceeds from exercise of stock options	2,931	1,466
Fair value of shares surrendered as payment of tax withholding	(2,281)	(1,075)
Repurchase of common stock	(49,978)	—
Net cash used in financing activities	(204,328)	(144,609)

Effects of exchange rate changes on cash and cash equivalents	(758)	1,144
(Decrease) increase in cash and cash equivalents	(7,876)	3,521
Cash and cash equivalents - beginning of period	32,548	41,855
Cash and cash equivalents - end of period	$24,672	$45,376

Interest paid	$69,955	$73,779
Income taxes paid	$19,070	$16,861

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$216,776	$24,638	$—	$241,414
Cost of sales	91,594	10,585	—	102,179
Gross profit	125,182	14,053	—	139,235
Advertising and promotion	30,316	4,188	—	34,504
Contribution margin	$94,866	$9,865	$—	104,731
Other operating expenses				27,190
Operating income				77,541
Other expense				26,545
Income before income taxes				50,996
Provision for income taxes				12,829
Net income				$38,167
* Intersegment revenues of $1.3 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$647,501	$67,439	$19,811	$734,751
Cost of sales	272,754	28,079	16,588	317,421
Gross profit	374,747	39,360	3,223	417,330
Advertising and promotion	96,899	11,328	430	108,657
Contribution margin	$277,848	$28,032	$2,793	308,673
Other operating expenses				87,721
Operating income				220,952
Other expense				79,977
Income before income taxes				140,975
Provision for income taxes				37,501
Net income				$103,474
*Intersegment revenues of $5.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$225,695	$25,717	$19,203	$270,615
Cost of sales	95,164	10,511	17,266	122,941
Gross profit	130,531	15,206	1,937	147,674
Advertising and promotion	30,794	4,544	497	35,835
Contribution margin	$99,737	$10,662	$1,440	111,839
Other operating expenses				27,949
Operating income				83,890
Other expense				26,251
Income before income taxes				57,639
Benefit for income taxes				(257,154)
Net income				$314,793
* Intersegment revenues of $1.9 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2017
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$656,812	$67,572	$60,830	$785,214
Cost of sales	268,849	29,757	51,360	349,966
Gross profit	387,963	37,815	9,470	435,248
Advertising and promotion	98,666	11,827	1,474	111,967
Contribution margin	$289,297	$25,988	$7,996	323,281
Other operating expenses				84,711
Operating income				238,570
Other expense				78,922
Income before income taxes				159,648
Benefit for income taxes				(219,609)
Net income				$379,257
* Intersegment revenues of $5.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•
Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture, allocated cost that remain after divestiture and impact of foreign currency exchange rates in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition, and acquisition-related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•	Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less net interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•	Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain integration, transition, acquisition and divestiture-related costs and gain on divestiture.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain integration, transition, acquisition and divestiture-related costs, gain on divestiture, accelerated amortization of debt origination costs, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration and transition costs associated with acquisition and divestiture.

•	Net Debt: Calculated as total principal amount of debt outstanding ($1,858,000 at December 31, 2018) less cash and cash equivalents ($24,672 at December 31, 2018). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$241,414	$270,615	$734,751	$785,214
Revenue Growth	(10.8)%		(6.4)%
Adjustments:
Revenues associated with divestiture	—	(19,203)	(19,811)	(60,830)
Allocated costs that remain after divestiture		(700)		(2,100)
Impact of foreign currency exchange rates		(1,456)		(1,773)
Total adjustments	—	(21,359)	(19,811)	(64,703)
Non-GAAP Organic Revenues	$241,414	$249,256	$714,940	$720,511
Non-GAAP Organic Revenue Growth	(3.1)%		(0.8)%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP Total Revenues	$241,414	$270,615	$734,751	$785,214

GAAP Gross Profit	$139,235	$147,674	$417,330	$435,248
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.7%	54.6%	56.8%	55.4%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition (1)	—	—	170	3,719
Total adjustments	—	—	170	3,719
Non-GAAP Adjusted Gross Margin	$139,235	$147,674	$417,500	$438,967
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.7%	54.6%	56.8%	55.9%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business, including (but not limited to) costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP Advertising and Promotion Expense	$34,504	$35,835	$108,657	$111,967
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	14.3%	13.2%	14.8%	14.3%
Adjustments:
Integration, transition and other costs associated with acquisition(1)	—	—	—	(192)
Total adjustments	—	—	—	(192)
Non-GAAP Adjusted Advertising and Promotion Expense	$34,504	$35,835	$108,657	$112,159
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	14.3%	13.2%	14.8%	14.3%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired business.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP General and Administrative Expense(1)	$20,485	$20,820	$68,460	$63,229
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	8.5%	7.7%	9.3%	8.1%

Adjustments:
Integration, transition and other costs associated with divestiture and acquisition (2)	—	405	4,272	1,877
Tax adjustment associated with acquisition	—	704	—	704
Total adjustments	—	1,109	4,272	2,581
Non-GAAP Adjusted General and Administrative Expense	$20,485	$19,711	$64,188	$60,648
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	8.5%	7.3%	8.7%	7.7%
(1) Certain immaterial amounts have been reclassified out of general and administrative expense into other expense for 2017.
(2) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income	$38,167	$314,793	$103,474	$379,257
Interest expense, net	26,327	25,864	79,337	79,041
Provision for income taxes	12,829	(257,154)	37,501	(219,609)
Depreciation and amortization	7,887	8,340	24,253	25,381
Non-GAAP EBITDA	85,210	91,843	244,565	264,070
Non-GAAP EBITDA Margin	35.3%	33.9%	33.3%	33.6%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (1)	—	—	170	3,719
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(1)	—	—	—	(192)
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense (1)	—	405	4,272	1,877
Tax adjustment associated with acquisition	—	704		704
Gain on divestiture	—	—	(1,284)	—
Total adjustments	—	1,109	3,158	6,108
Non-GAAP Adjusted EBITDA	$85,210	$92,952	$247,723	$270,178
Non-GAAP Adjusted EBITDA Margin	35.3%	34.3%	33.7%	34.4%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS	2018	2018 Adjusted EPS	2017	2017 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income	$38,167	$0.73	$314,793	$5.88	$103,474	$1.97	$379,257	$7.08
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (1)	—	—	—	—	170	—	3,719	0.07
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(1)	—	—	—	—	—	—	(192)	—
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense (1)	—	—	405	0.01	4,272	0.08	1,877	0.04
Tax adjustment associated with acquisition in General and Administrative Expense	—	—	704	0.01	—	—	704	0.01
Gain on divestiture	—	—	—	—	(1,284)	(0.02)	—	—
Accelerated amortization of debt origination costs	—	—	—	—	706	0.01	—	—
Tax impact of adjustments (2)	—	—	(405)	(0.01)	420	0.01	(2,230)	(0.04)
Normalized tax rate adjustment (3)	—	—	(278,192)	(5.19)	415	0.01	(277,880)	(5.19)
Total adjustments	—	—	(277,488)	(5.18)	4,699	0.09	(274,002)	(5.11)
Non-GAAP Adjusted Net Income and Adjusted EPS	$38,167	$0.73	$37,305	$0.70	$108,173	$2.06	$105,255	$1.97
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.
(2) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(3) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
GAAP Net Income	$38,167	$314,793	$103,474	$379,257
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	14,371	(260,426)	37,425	(216,913)
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(9,208)	(7,235)	(2,462)	(6,672)
Total adjustments	5,163	(267,661)	34,963	(223,585)
GAAP Net cash provided by operating activities	43,330	47,132	138,437	155,672
Purchases of property and equipment	(2,065)	(4,871)	(7,139)	(9,656)
Non-GAAP Free Cash Flow	41,265	42,261	131,298	146,016
Integration, transition and other payments associated with divestiture and acquisition (1)	3,284	2,535	10,902	10,137
Additional income tax payments associated with divestiture	12,656	—	12,656	—
Non-GAAP Adjusted Free Cash Flow	$57,205	$44,796	$154,856	$156,153
(1) Payments related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2019:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2019 Projected EPS
	Low	High
Projected FY'19 GAAP EPS	$2.66	$2.69
Adjustments:
Sale of Household Cleaning business (1)	0.07	0.07
Tax adjustment	0.02	0.02
Total Adjustments	0.09	0.09
Projected Non-GAAP Adjusted EPS	$2.75	$2.78
(1) Represents costs related to the sale of our Household Cleaning business including (but not limited to) costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees, net of taxes, partly offset by the gain on sale of our Household Cleaning business.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2019 Projected Free Cash Flow
(In millions)
Projected FY'19 GAAP Net cash provided by operating activities	$189
Additions to property and equipment for cash	(13)
Projected Non-GAAP Free Cash Flow	176
Payments associated with divestiture(1)	24
Projected Non-GAAP Adjusted Free Cash Flow	$200
(1) Divestiture related items represent costs related to divesting of business sold including (but not limited to) taxes, costs to exit or convert contractual obligations, severance, consulting costs and certain costs related to the consummation of the divestiture process such as legal and other divestiture related professional fees.